SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

AMENDMENT TO FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   September 17, 2007

Flexpetz Holdings, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	000-51881
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

1000 N West Street
Suite 1200
Wilmington, Delaware 19801
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(949) 798-6138
(ISSUER TELEPHONE NUMBER)

4305, Inc.
4400 Route 9 South, #1000
Freehold, New Jersey 07728
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.02.  ELECTION OF DIRECTORS.

Simon Brodie resigned as the Company’s President, Chief Executive Officer, Chairman of the Board and Chief Financial Officer effective September 17, 2007. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On  September 17, 2007, the Board of Directors elected Marlena Cervantes as the Company’s President, Chief Executive Officer, Chairman of the Board and Chief Financial Officer.  Ms. Cervantes was unanimously elected and ratified to serve an initial 1 year term by the existing board member.

Marlena Cervantes, age 29
Director

Marlena Cervantes’ background is predominantly in the social service field.  Ms. Cervantes began her career managing the special needs population in a variety of settings including public and private schools, non-profit organizations, and therapeutic settings.

Ms. Cervantes trained as a therapist in Applied Behavioral Analysis working with children with Autism, specializing in early intervention. Targeting children who receive early diagnosis of Autism, she performed in-home therapy that provided clients with the tools and skills to interact with children and carry over success achieved through therapy in the household and day-to-day life. Ms. Cervantes has worked for a variety of organizations including San Diego City School District and Comprehensive Educational Services, Inc.

Ms. Cervantes furthered her work through creative use of animals in a therapeutic setting, leading to the creation, development and successful launch of the first shared pet ownership model. Cervantes and her pet-related concepts have been featured in the national and international press, including TIME , Business 2.0, CNN, the BBC, ABC,  NBC, CBS, PBS and most of the major world print and television media.

Ms. Cervantes was educated at the University of Phoenix and has Bachelors in Human Services and Business Management.

No transactions have occurred in the last two years to which the Company was a party in which Ms. Cervantes has had or is to have a direct or indirect material interest. Ms. Cervantes has entered into an employment agreement with the Company, which agreement is attached as an exhibit.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial statements of business acquired:

        None

     (b)  Exhibits

NUMBER	EXHIBIT

10.1	Employment Agreement between Flexpetz Holdings, Inc., and Marlena Cervantes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Flexpetz Holdings, Inc.

By:	/s/ Simon Brodie
Simon Brodie, President

Dated: September 20, 2007